Exhibit 99.1

Seattle Genetics Reports First Quarter 2004 Results

Company ends first quarter with three product candidates in clinical trials and

$131.7 million in cash and investments

Bothell, WA — April 27, 2003— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for its first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $2.0 million, compared to $710,000 in the first quarter of 2003. The increase is attributable to fees earned from the company’s ongoing collaborations with Genentech, Protein Design Labs, Celltech and Genencor International.

Total operating expenses for the first quarter of 2004 were $9.2 million, compared to $7.0 million for the first quarter of 2003. Research and development expenses increased to $7.6 million in the first quarter of 2004, compared to $5.5 million in the first quarter of 2003. This growth was primarily driven by an increase in manufacturing activities for clinical grade materials and growth of the company’s workforce. General and administrative expenses were $1.5 million in the first quarter of 2004, compared to $1.1 million in the first quarter of 2003. As of March 31, 2004, Seattle Genetics had 113 employees, up 18 percent from 96 as of March 31, 2003.

Seattle Genetics recorded a non-cash charge for a preferred stock deemed dividend of $2.2 million for the first quarter of 2004. The non-cash preferred stock deemed dividend is associated with the company’s $41 million private placement of Series A convertible preferred stock that closed in July 2003. Seattle Genetics will record non-cash charges for the preferred stock deemed dividend of $27.1 million and $7.2 million, respectively, in the second and third quarters of 2004.

Net loss attributable to common stockholders for the first quarter of 2004 was $8.9 million, or $0.24 per share, compared to $6.0 million, or $0.20 per share, for the same period in 2003.

As of March 31, 2004, Seattle Genetics had $131.7 million in cash, cash equivalents, short-term and long-term investments, compared to $73.7 million as of December 31, 2003. The increase is primarily due to Seattle Genetics’ follow-on public offering in February 2004 that resulted in net proceeds to the company of $62.1 million.

“We achieved significant milestones during the first quarter, including initiating phase II clinical trials of SGN-30, commencing a phase I clinical trial of SGN-40 and reporting progress with SGN-35, SGN-75 and our industry-leading antibody-drug conjugate technology at the American Association for Cancer Research annual meeting,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We also completed a follow-on public offering that places us in a strong financial position to continue advancing our pipeline of clinical and preclinical product candidates.”

Recent highlights include:

On March 25, 2004, Seattle Genetics announced that it had initiated a phase I clinical trial of SGN-40, a humanized monoclonal antibody that targets the CD40 antigen, for patients with multiple myeloma. The single-agent, open label study of SGN-40 is being conducted at four leading cancer centers in the United States. The company plans to initiate another clinical trial of SGN-40 in patients with refractory non-Hodgkin’s lymphoma in the second half of 2004.

On March 24, 2004, Seattle Genetics reported advances in its preclinical research, including its industry-leading antibody-drug conjugate (ADC) technology, during five poster presentations at the 2004 Annual Meeting of the American Association for Cancer Research (AACR) held in March. The data describe the significant advances the company is making toward the optimization of the stability, potency and safety of ADCs such as SGN-35 as well as novel findings on SGN-75, an anti-CD70 ADC in development in renal cancer. In addition, the company presented preclinical data showing synergistic activity of SGN-30 in combination with chemotherapy.

On February 26, 2004, Seattle Genetics announced that the U.S. Food and Drug Administration (FDA) granted orphan drug designation to its product candidate SGN-30 for T-cell lymphomas, a category of non-Hodgkin’s lymphoma that includes anaplastic and cutaneous lymphoma. SGN-30 is a monoclonal antibody currently in phase II clinical trials for the treatment of anaplastic large cell lymphoma and Hodgkin’s disease. The FDA previously granted SGN-30 orphan drug designation for Hodgkin’s disease in July 2003. Seattle Genetics plans to initiate a phase II study of SGN-30 in cutaneous lymphoma later in 2004.

On February 24, 2004, Seattle Genetics announced that it had entered into an agreement with Abbott Laboratories for manufacturing of SGN-30. This antibody is also used in Seattle Genetics’ SGN-35 ADC product candidate. Under the terms of the agreement, Abbott will perform scale-up and GMP manufacturing for clinical trials, as well as supply commercial-grade material to support potential regulatory approval and commercial launch.

On February 10, 2004, Seattle Genetics announced the completion of its follow-on public offering of 8,050,000 shares of common stock, which includes the over-allotment option exercised by the underwriters of the public offering. Total net proceeds from the offering were approximately $62.1 million.

On January 22, 2004, Seattle Genetics announced that it had initiated phase II clinical trials of SGN-30 in patients with Hodgkin’s disease or anaplastic large cell lymphoma. The studies are designed to assess the tolerability and antitumor activity of SGN-30 in patients who have relapsed or are refractory to prior therapies.

On January 12, 2004, Seattle Genetics announced that it had expanded its existing ADC collaboration with Protein Design Labs (PDL). Under the amended agreement, Seattle Genetics is providing additional research and development support to PDL for products combining PDL’s therapeutic antibodies and Seattle Genetics’ proprietary ADC technology. In exchange, PDL will pay Seattle Genetics increased fees, milestones and royalties under the modified ADC collaboration. PDL has also granted Seattle Genetics a license and options for two additional licenses under PDL’s antibody humanization patents.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and three in preclinical development, SGN-35, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Peggy Pinkston, Investor Relations

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Statements of Operations

(Unaudited)

(In thousands except shares and per share amounts)

	Three months ended March 31
	2004	2003
Revenues	$1,972	$710
Expenses
Research and development	7,572	5,528
General and administrative	1,455	1,138
Noncash stock-based compensation expense	153	344

Total operating expenses	9,180	7,010

Loss from operations	(7,208)	(6,300)
Investment income, net	543	338

Net loss	(6,665)	(5,962)
Noncash preferred stock deemed dividend	(2,244)	—

Net loss attributable to common stockholders	$(8,909)	$(5,962)

Basic and diluted net loss per share	$(0.24)	$(0.20)

Weighted-average shares used in computing basic and diluted net loss per share	36,548,127	30,549,829

Seattle Genetics, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets
Cash, cash equivalents and short-term investments	$50,650	$40,830
Other current assets	2,869	1,841

Total current assets	53,519	42,671
Property and equipment, net	6,720	5,500
Long-term investments	81,021	32,852
Restricted investments	980	976
Other assets	—	—

Total assets	$142,240	$81,999

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,679	$1,726
Deferred revenue	4,041	2,106

Total current liabilities	7,720	3,832

Deferred rent	416	390
Deferred revenue, net of current portion	3,308	2,899

Total long-term liabilities	3,724	3,289

Stockholders’ equity	130,796	74,878

Total liabilities and stockholders’ equity	$142,240	$81,999